Exhibit 99.1
Contact:	L-3 Communications Corporate Communications 212-697-1111
For Immediate Release
L-3 Elects Lewis Kramer to its Board of Directors
NEW YORK, July 14, 2009 — L-3 Communications (NYSE: LLL) announced today that Lewis Kramer has been elected to its board of directors. He will also serve on the board’s Audit Committee. Following this election, the company’s board has nine members, eight of whom are non-employee directors.
Mr. Kramer, age 61, completed a nearly 40-year career at Ernst & Young before retiring in June 2009. A partner since 1981, he most recently served as the Global Client Service Partner for worldwide external audit and all other services for major clients including Verizon Communications. He previously was Ernst & Young’s National Director of Audit Services and served on the firm’s United States Executive Board.
“Lew Kramer’s broad-based experience in global finance, governance and strategy make him an outstanding addition to our board,” said Michael T. Strianese, L-3’s chairman, president and chief executive officer.
A graduate of Bernard Baruch College, Mr. Kramer also attended the Advanced Management Program of the Harvard Business School. Among other affiliations, Mr. Kramer serves on the board of the New York March of Dimes and is the president of United Neighborhood Houses, a not-for-profit organization. He also remains active with the Baruch College Audit Advisory Group.
Headquartered in New York City, L-3 Communications employs over 66,000 people worldwide and is prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2008 sales of $14.9 billion
To learn more about L-3, please visit the company’s Web site at www.L-3com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are

L-3 Elects Lewis Kramer to its Board of Directors
forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.
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